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                                                                     EXHIBIT 4.2






                           HOMESTEAD.COM INCORPORATED

                            INVESTOR RIGHTS AGREEMENT

                                JANUARY 14, 2000

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                                TABLE OF CONTENTS

                                                                           PAGE

SECTION 1.GENERAL.............................................................1

         1.1      Definitions.................................................1

SECTION 2.REGISTRATION; RESTRICTIONS ON TRANSFER..............................3

         2.1      Restrictions on Transfer....................................3
         2.2      Demand Registration.........................................4
         2.3      Piggyback Registrations.....................................6
         2.4      Form S-3 Registration.......................................7
         2.5      Expenses of Registration....................................8
         2.6      Obligations of the Company..................................9
         2.7      Termination of Registration Rights.........................10
         2.8      Delay of Registration; Furnishing Information..............10
         2.9      Indemnification............................................10
         2.10     Assignment of Registration Rights..........................12
         2.11     Amendment of Registration Rights...........................13
         2.12     Limitation on Subsequent Registration Rights...............13
         2.13     "Market Stand-Off" Agreement; Agreement to Furnish
                  Information................................................13
         2.14     Rule 144 Reporting.........................................14

SECTION 3.COVENANTS OF THE COMPANY...........................................14

         3.1      Basic Financial Information and Reporting..................14
         3.2      Inspection Rights..........................................15
         3.3      Confidentiality of Records.................................15
         3.4      Reservation of Common Stock................................15
         3.5      Termination of Covenants...................................15

SECTION 4.RIGHTS OF FIRST REFUSAL............................................16

         4.1      Subsequent Offerings.......................................16
         4.2      Exercise of Rights.........................................16
         4.3      Issuance of Equity Securities to Other Persons.............16
         4.4      Termination and Waiver of Rights of First Refusal..........17
         4.5      Transfer of Rights of First Refusal........................17
         4.6      Subsequent Grants of Rights of First Refusal...............17

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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE


         4.7      Excluded Securities........................................17

SECTION 5.RIGHTS OF CO-SALE..................................................18

         5.1      Transfers by a Founder.....................................18
         5.2      Exempt Transfers...........................................19
         5.3      Prohibited Transfers.......................................20
         5.4      Legend.....................................................21
         5.5      Conditions to Exercise of Rights...........................21
         5.6      Termination of Co-Sale Rights..............................21
         5.7      Ownership..................................................21

SECTION 6.MISCELLANEOUS......................................................22

         6.1      Governing Law..............................................22
         6.2      Survival...................................................22
         6.3      Successors and Assigns.....................................22
         6.4      Entire Agreement...........................................22
         6.5      Severability...............................................22
         6.6      Amendment and Waiver.......................................22
         6.7      Notices....................................................23
         6.8      Attorneys' Fees............................................23
         6.9      Termination of Prior Agreements............................23
         6.10     Titles and Subtitles.......................................23
         6.11     Counterparts...............................................23




                                       ii
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                           HOMESTEAD.COM INCORPORATED

                            INVESTOR RIGHTS AGREEMENT

     THIS INVESTOR RIGHTS AGREEMENT (the "Agreement") is entered into as of the 14th day of January, 2000, by and among HOMESTEAD.COM INCORPORATED, a Delaware corporation (the "Company"), the purchasers of the Company's Series C Preferred Stock ("Series C Stock") set forth on Exhibit A of that certain Series C Preferred Stock Purchase Agreement of even date herewith (the "Purchase Agreement"), the holders of the Company's Series A Preferred Stock (the "Series A Stock") and Series B Preferred Stock (the "Series B Stock"), David Heap ("Mr. Heap"), Justin Kitch and Matthew Harad. The purchasers of Series C Stock and the holders of the Series A Stock and Series B Stock shall be referred to hereinafter as the "Investors" and each individually as an "Investor" and are set forth on Exhibit A hereto. Justin Kitch and Matthew Harad shall be referred to hereinafter as the "Founders" and each individually as a "Founder."

                                    RECITALS

     WHEREAS, the Company proposes to sell and issue up to Four Million (4,000,000) shares of its Series C Stock pursuant to the Purchase Agreement;

     WHEREAS, as a condition of entering into the Purchase Agreement, the Investors who are parties thereto have requested that the Company extend to them registration rights, information rights and other rights as set forth below;

     WHEREAS, the Company (under its prior name, Homestead Technologies Inc.), Mr. Heap, Investors who are holders of Series A Stock and Series B Stock and the Founders are parties to the Investor Rights Agreement dated April 9, 1999 (the "Prior Rights Agreement"); and

     WHEREAS, the parties hereto desire to terminate the Prior Rights Agreement and to enter into the Agreement to replace it and to extend the rights described herein to the Investors who are purchasing Series C Stock.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Purchase Agreement, the parties mutually agree as follows:

SECTION 1. GENERAL

     1.1 DEFINITIONS. As used in this Agreement the following terms shall have the following respective meanings:

          "CO-SALE STOCK" shall mean shares of the Company's Common Stock now owned or subsequently acquired by the Founders whether or not such securities are only registered in a

                                       1.
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Founder's name or beneficially or otherwise legally owned by such Founder, including any interest of a spouse in any of the Co-Sale Stock, whether that interest is asserted pursuant to marital property laws or otherwise. The number of shares of Co-Sale Stock owned by the Founders as of the date hereof are set forth on Exhibit B, which Exhibit may be amended from time to time by the Company to reflect changes in the number of shares owned by the Founders, but the failure to so amend shall have no effect on such Co-Sale Stock being subject to this Agreement.

          "COMMON STOCK" shall mean the Company's Common Stock and shares of Common Stock issued or issuable upon conversion of the Company's outstanding Preferred Stock or exercise of any option, warrant or other security or right of any kind convertible into or exchangeable for Common Stock.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          "HOLDER" means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

          "INITIAL OFFERING" means the Company's first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

          "PRIMARY HOLDER" means any Holder other than Mr. Heap.

          "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

          "REGISTRABLE SECURITIES" means (a) Common Stock of the Company issued or issuable upon conversion of the Shares; (b) Common Stock held by Mr. Heap on the date of this Agreement; and (c) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include (i) any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor's rights under Section 2 of this Agreement are not assigned or (ii) any securities which would be Registrable Securities but for the provision of this clause (ii) if, in any three-month period, the Holder thereof could sell all such securities under Rule 144.

          "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be the number of shares determined by calculating the total number of shares of the Company's Common Stock that are

                                       2.
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Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

          "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed thirty thousand dollars ($30,000) of a single special counsel for the Holders, blue sky fees and expenses, and, except as specified in the definition of Selling Expenses below, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

          "SEC" or "COMMISSION" means the Securities and Exchange Commission.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          "SELLING EXPENSES" shall mean all underwriting discounts, selling commissions applicable to the sale, fees of special counsel for the Holders, and expenses in excess of fifteen thousand dollars ($15,000) for any special audits incident to or required by any demand registration under Sections 2.2 and 2.4 hereof (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

          "SHARES" shall mean the Company's Series A Stock, Series B Stock and Series C Stock held by the Investors listed on Exhibit A hereto and their permitted assigns.

          "TRANSFER" shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Co-Sale Stock.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER

     2.1 RESTRICTIONS ON TRANSFER.

          (a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

               (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

               (ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the

                                       3.
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Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

               (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer (A) by a Holder which is a partnership to its partners or former partners in accordance with partnership interests, (B) by a Holder which is a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (C) to the Holder's family member or trust for the benefit of an individual Holder; PROVIDED that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

          (b) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under Section 5.4(a) of this Agreement or any applicable state securities laws):

               THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

          (c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

          (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

     2.2 DEMAND REGISTRATION.

          (a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from Primary Holders holding twenty percent (20%) of the Registrable Securities then outstanding (the "Initiating Holders") that the Company file a registration statement under the Securities Act covering the registration of at least twenty percent (20%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price would exceed $2,000,000 (a "Qualified Public Offering")), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all

                                       5.
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Primary Holders, and subject to the limitations of this Section 2.2, use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Primary Holders request to be registered.

          (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Primary Holder to include its Registrable Securities in such registration shall be conditioned upon such Primary Holder's participation in such underwriting and the inclusion of such Primary Holder's Registrable Securities in the underwriting to the extent provided herein. All Primary Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Primary Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Primary Holders of such Registrable Securities on a PRO RATA basis based on the number of Registrable Securities held by all such Primary Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

          (c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

               (i) prior to the earlier of (A) April 9, 2001 or (B) six months following the effective date of the registration statement pertaining to the Initial Offering;

               (ii) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

               (iii) during the period starting with the date of filing of, and ending on the date six months following the effective date of, the registration statement pertaining to the Initial Offering; PROVIDED that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

               (iv) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Primary Holders of the Company's intention to file a registration statement with respect to a public offering by the Company within ninety (90) days; PROVIDED, that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

               (v) if the Company shall furnish to Primary Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the

                                       5.

Board or Chief Executive Officer stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its investors for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; PROVIDED that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or

               (vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below.

     2.3 PIGGYBACK REGISTRATIONS.

          (a) The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen
(15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          (b) UNDERWRITING. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this
Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated: FIRST, to the Company; SECOND, to the Primary Holders on a PRO RATA basis based on the total number of Registrable Securities held by the Holders; THIRD, to Mr. Heap; and FOURTH, to any shareholder of the Company (other than a Holder) on a PRO RATA basis. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting. In no event will shares of any other selling shareholder be included in such registration which would reduce the number of shares which may be included

                                       6.

by Holders without the written consent of Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "Holder", and any PRO RATA reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.

          (c) RIGHT TO TERMINATE REGISTRATION. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with
Section 2.5 hereof.

     2.4 FORM S-3 REGISTRATION. In case the Company shall receive from any Primary Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Primary Holder or Holders, the Company will:

          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Primary Holders of Registrable Securities; and

          (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Primary Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Primary Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; PROVIDED, HOWEVER, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this
Section 2.4:

               (i) if Form S-3 (or any successor or similar form) is not available for such offering by the Primary Holders, or

               (ii) if the Primary Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than five hundred thousand dollars ($500,000), or

               (iii) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to this Section 2.4, the Company gives notice to the Primary Holders of the Company's intention to file a registration statement with respect to a public offering by the

                                       7.

Company within ninety (90) days; PROVIDED, that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

               (iv) if the Company shall furnish to the Primary Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its investors for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Primary Holder or Holders under this Section 2.4; PROVIDED, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period, or

               (v) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Primary Holders pursuant to this Section 2.4, or

               (vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          (c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Primary Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.2 or 2.3, respectively.

     2.5 EXPENSES OF REGISTRATION. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2, Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered PRO RATA on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Primary Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2 or Section 2.4, as applicable, in which event such right shall be forfeited by all Primary Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Primary Holders shall not forfeit their rights pursuant to Section 2.2 or
Section 2.4 to a demand registration.

     2.6 OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                                       8.

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days or, if earlier, until the Holder or Holders have completed the distribution related thereto.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

          (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; PROVIDED that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g) Use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

     2.7 TERMINATION OF REGISTRATION RIGHTS. All registration rights granted under this Section 2 shall terminate and be of no further force and effect three
(3) years after the date of the Company's Initial Offering. In addition, a Holder's registration rights shall expire if all

                                       9.

Registrable Securities held by and issuable to such Holder (and its affiliates, partners, former partners, members and former members) may be sold under Rule 144 during any ninety (90) day period.

     2.8 DELAY OF REGISTRATION; FURNISHING INFORMATION.

          (a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

          (b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

          (c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of subsection 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

     2.9 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED HOWEVER, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not

                                      10.

be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder; and, PROVIDED FURTHER, that the indemnity agreement provided in this Section 2.9(a) with respect to any preliminary prospectus shall not inure to the benefit of any Holder from whom the person asserting any losses, claims, damages, liabilities or actions based upon any untrue statement or alleged untrue statement of material fact or omission or alleged omission to state therein a material fact purchased Registrable Securities, if a copy of the prospectus in which such untrue statement or alleged untrue statement or omission or alleged omission was corrected had not been sent or given to such person within the time required by the Securities Act and the rules and regulations promulgated thereunder, unless such failure is the result of noncompliance by the Company with Section 2.6 hereof.

          (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; PROVIDED, HOWEVER, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; PROVIDED FURTHER, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

          (c) Promptly after receipt by an indemnified party under this Section
2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees

                                      11.

and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

          (d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; PROVIDED, that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder.

          (e) The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

     2.10 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) is a general partner, limited partner, or retired partner of a Holder, (b) acquires all of the Registrable Securities (as adjusted for stock splits and combinations) of the Holder or (c) acquires at least one hundred thousand (100,000) shares of Registrable Securities (as adjusted for stock splits and combinations); PROVIDED, HOWEVER, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement, and (iii) in the event of a transfer pursuant to (a) above, all such transferees agree to act through a single representative.

                                      12.

     2.11 AMENDMENT OF REGISTRATION RIGHTS. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

     2.12 LIMITATION ON SUBSEQUENT REGISTRATION RIGHTS. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights senior, in the good faith judgement of the Board of Directors of the Company, to those granted to the Holders hereunder, unless the Company grants to the Investors similar registration rights.

     2.13 "MARKET STAND-OFF" AGREEMENT; AGREEMENT TO FURNISH INFORMATION. Each Holder hereby agrees that such Holder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration or acquired in the open market following such registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the date of the final prospectus forming a part of the registration statement of the Company filed under the Securities Act; PROVIDED that all officers, directors and greater than two percent (2%) stockholders of the Company enter into similar agreements; PROVIDED FURTHER, that the forgoing provisions of this Section 2.13 shall only apply to the Initial Offering and during the two year period thereafter; PROVIDED FURTHER, that if such underwritten offering is not the Initial Offering, then such restricted period shall not exceed ninety (90) days.

     Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten business (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company's securities pursuant to a registration statement filed under the Securities Act. The obligations described in this
Section 2.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period (or ninety (90) day period in the case of an underwritten offering which is not the Initial Offering).

     2.14 RULE 144 REPORTING. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

                                      13.

          (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public;

          (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

          (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3. COVENANTS OF THE COMPANY

     3.1 BASIC FINANCIAL INFORMATION AND REPORTING.

          (a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

          (b) As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, the Company will furnish each Investor and Mr. Heap a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

          (c) The Company will furnish each Investor and Mr. Heap, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five
(45) days thereafter, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

          (d) So long as an Investor (with its affiliates) or Mr. Heap shall own not less than four hundred thousand (400,000) shares of Registrable Securities (as adjusted for stock splits and combinations) (each, a "Major Investor"), the Company will furnish each such Major Investor (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget

                                      14.

and operating plans for such fiscal year (and as soon as available, any subsequent revisions thereto); and (ii) as soon as practicable after the end of each month, and in any event within twenty (20) days thereafter, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

          (e) For so long as Draper Richards L.P., a Small Business Investment Company (SBIC), shall be a stockholder of the Company, the Small Business Administration ("SBA") and Draper Richards, L.P. shall have access to the Company's books and records as requested and required under Section 107.620 of the SBA Regulations.

     3.2 INSPECTION RIGHTS. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; PROVIDED, HOWEVER, that the Company shall not be obligated under this
Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

     3.3 CONFIDENTIALITY OF RECORDS. Each Investor and Mr. Heap agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Investor or Mr. Heap uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor and Mr. Heap may disclose such proprietary or confidential information to any partner, subsidiary or parent of such Investor or Mr. Heap for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3.

     3.4 RESERVATION OF COMMON STOCK. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

     3.5 TERMINATION OF COVENANTS. All covenants of the Company contained in
Section 3 of this Agreement shall expire and terminate as to each Investor and Mr. Heap upon the earlier of (i) the effective date of the registration statement pertaining to the Initial Offering or (ii) upon (a) the acquisition of all or substantially all of the assets of the Company or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction (a "Change in Control").

                                      15.

SECTION 4. RIGHTS OF FIRST REFUSAL

     4.1 SUBSEQUENT OFFERINGS. Each Investor and Mr. Heap shall have a right of first refusal to purchase its PRO RATA share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.7 hereof. Each Investor's or Mr. Heap's PRO RATA share is equal to the ratio of (a) the number of shares of the Company's Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares) which such Investor or Mr. Heap is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company's outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term "Equity Securities" shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

     4.2 EXERCISE OF RIGHTS. If the Company proposes to issue any Equity Securities, it shall give each Investor and Mr. Heap written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Investor and Mr. Heap shall have fifteen (15) days from the giving of such notice to agree to purchase its PRO RATA share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor or Mr. Heap who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

     4.3 ISSUANCE OF EQUITY SECURITIES TO OTHER PERSONS. If not all of the Investors and Mr. Heap elect to purchase their PRO RATA share of the Equity Securities, then the Company shall promptly notify in writing the Investors and Mr. Heap who do so elect and shall offer such Investors and Mr. Heap the right to acquire such unsubscribed shares. The Investors and Mr. Heap shall have five
(5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. If the Investors and Mr. Heap fail to exercise in full the rights of first refusal, the Company shall have one hundred twenty (120) days thereafter to sell the Equity Securities in respect of which the Investor's and Mr. Heap's rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company's notice to the Investors and Mr. Heap pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within one hundred twenty (120) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Investors and Mr. Heap in the manner provided above.

     4.4 TERMINATION AND WAIVER OF RIGHTS OF FIRST REFUSAL. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) effective date of the registration statement pertaining to the Company's Initial Public Offering

                                      16.

or (ii) a Change in Control. The rights of first refusal established by this
Section 4 may be amended, or any provision waived with the written consent of Investors and Mr. Heap holding a majority of the Registrable Securities collectively held by all Investors and Mr. Heap, or as permitted by Section 6.6.

     4.5 TRANSFER OF RIGHTS OF FIRST REFUSAL. The rights of first refusal of each Investor and Mr. Heap under this Section 4 may be transferred to the same parties, subject to the same restrictions, as any transfer of registration rights pursuant to Section 2.10.

     4.6 SUBSEQUENT GRANTS OF RIGHTS OF FIRST REFUSAL. After the date of this agreement, in the event that the Company enters into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights of first refusal senior, in the good faith judgement of the Board of Directors of the Company, to those granted to the Holders hereunder, the Company shall also grant such rights to the Holders hereunder.

     4.7 EXCLUDED SECURITIES. The rights of first refusal established by this
Section 4 shall have no application to any of the following Equity Securities:

          (a) shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements or agreements that are approved by the Board of Directors;

          (b) stock issued pursuant to any rights, or options, warrants or agreements outstanding as of the date of this Agreement; and stock issued after the date of this Agreement pursuant to any such rights, options, warrants or agreements granted or sold in transactions to which the right of first refusal established by this Section 4 was applied or excluded;

          (c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors;

          (d) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

          (e) shares of Common Stock issued upon conversion of the Shares;

          (f) any Equity Securities issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution approved by the Board of Directors;

          (g) any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act; and

          (h) shares of the Company's Common Stock or Preferred Stock issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer

                                      17.

or development arrangements; PROVIDED that such strategic transactions and the issuance of shares therein has been approved by the Company's Board of Directors.

SECTION 5. RIGHTS OF CO-SALE

     5.1 TRANSFERS BY A FOUNDER.

          (a) If a Founder proposes to Transfer any shares of Co-Sale Stock then the Founder shall promptly give written notice (the "Notice") simultaneously to the Company and to each of the Investors at least thirty (30) days prior to the closing of such Transfer. The Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of shares of Co-Sale Stock to be transferred, the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. In the event that the Transfer is being made pursuant to the provisions of Section 5.2(a), the Notice shall state under which section the Transfer is being made.

          (b) Each Investor shall have the right, exercisable upon written notice to such Founder within fifteen (15) days after the Notice, to participate in such Transfer of Co-Sale Stock on the same terms and conditions, either as a seller or as a purchaser. Such notice shall indicate the number of shares of Common Stock such Investor wishes to sell or purchase under his or her right to participate. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Co-Sale Stock that such Founder may sell or purchase in the transaction shall be correspondingly reduced.

          (c) Each Investor may sell all or any part of that number of shares equal to the product obtained by multiplying (i) the aggregate number of shares of Co-Sale Stock covered by the Notice by (ii) a fraction the numerator of which is the number of shares of Common Stock owned by such Investor at the time of the Transfer and the denominator of which is the total number of shares of Common Stock owned by such Founder and all the Investors at the time of the Transfer. Each Investor who is not participating as a seller may purchase all or any part of that number of shares equal to the product obtained by multiplying
(i) the aggregate number of shares of Co-Sale Stock covered by the Notice by
(ii) a fraction the numerator of which is the number of shares of Common Stock owned by such Investor at the time of the Transfer and the denominator of which is the total number of shares of Common Stock owned by such Founder and all the Investors at the time of the Transfer. If not all of the Investors elect to participate in such Transfer of Co-Sale Stock, either as a seller or a purchaser, within said fifteen (15) day period, then the Founder shall promptly notify in writing the Investors who do so elect and shall offer such Investors the additional right to participate in the sale or purchase of such additional shares of Co-Sale Stock proposed to be transferred on the same percentage basis as set forth above. The Investors shall have five (5) days after receipt of such notice to notify the Founder of its election to sell or purchase all or a portion thereof of the unsubscribed shares.

          (d) Each Investor who elects to participate as a seller in the Transfer pursuant to this Section 5.1 (a "Seller Participant") shall effect its participation in the Transfer by promptly delivering to such Founder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

                                      18.

               (i) the type and number of shares of Common Stock which such Seller Participant elects to sell; or

               (ii) that number of shares of Series A Stock, Series B Stock and/or Series C Stock which is at such time convertible into the number of shares of Common Stock which such Seller Participant elects to sell; provided, however, that if the prospective purchaser objects to the delivery of Series A Stock, Series B Stock or Series C Stock in lieu of Common Stock, such Seller Participant shall convert such Series A Stock, Series B Stock or Series C Stock into Common Stock and deliver Common Stock as provided in Section 5.1(d)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

          (e) The stock certificate or certificates that the Seller Participant delivers to such Founder pursuant to Section 5.1(d) shall be transferred to the prospective purchaser in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Notice, and the Founder shall concurrently therewith remit to such Seller Participant that portion of the sale proceeds to which such Seller Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Seller Participant exercising its rights of co-sale hereunder, such Founder shall not sell to such prospective purchaser or purchasers any Co-Sale Stock unless and until, simultaneously with such sale, such Founder shall purchase such shares or other securities from such Seller Participant on the same terms and conditions specified in the Notice.

          (f) Each Investor who elects to participate as a purchaser in the Transfer pursuant to this Section 5.1, shall purchase its PRO RATA share of the Co-Sale Stock at the time, for the price and upon the terms and conditions specified in the Notice.

          (g) The exercise or non-exercise of the rights of the Investors hereunder to participate in one or more Transfers of Co-Sale Stock made by such Founder shall not adversely affect their rights to participate in subsequent Transfers of Co-Sale Stock subject to Section 5.1(a).

          (h) If none of the Investors elect to participate in the sale of the Co-Sale Stock subject to the Notice, such Founder may, not later than sixty (60) days following delivery to the Company of the Notice, enter into an agreement providing for the closing of the Transfer of the Co-Sale Stock covered by the Notice within thirty (30) days of such agreement on terms and conditions not more materially favorable to the transferor than those described in the Notice. Any proposed transfer on terms and conditions materially more favorable than those described in the Notice, as well as any subsequent proposed transfer of any of the Co-Sale Stock by a Founder, shall again be subject to the co-sale rights of the Investors and shall require compliance by a Founder with the procedures described in this Section 5.1.

     5.2 EXEMPT TRANSFERS.

          (a) Notwithstanding the foregoing, the co-sale rights of the Investors shall not apply to (i) any transfer or transfers by a Founder which in the aggregate, over the term of this

                                      19.

Agreement, amount to no more than fifteen percent (15%) of Co-Sale Stock held by a Founder as of the date hereof (as adjusted for stock splits, dividends and the like), (ii) any transfer to the ancestors, descendants or spouse or to trusts for the benefit of such persons or the Founder, (iii) any transfer or transfers by a Founder to another Founder (the "Transferee-Founder") so long as the Transferee-Founder is, at the time of the transfer, employed by or acting as a consultant or director of the Company, (iv) any pledge of Co-Sale Stock made pursuant to a bona fide loan transaction with a financial institution that creates a mere security interest, or (v) any bona fide gift; provided that in the event of any transfer made pursuant to one of the exemptions provided by clauses (ii), (iii), (iv) and (v), (A) the Founder shall inform the Investors of such pledge, transfer or gift prior to effecting it and (B) the pledgee, transferee or donee shall furnish the Investors with a written agreement to be bound by and comply with all provisions of Section 5.1. Except with respect to Co-Sale Stock transferred under clause (i) above (which Co-Sale Stock shall no longer be subject to the co-sale rights of the Investors), such transferred Co-Sale Stock shall remain "Co-Sale Stock" hereunder, and such pledgee, transferee or donee shall be treated as the "Founder" for purposes of this Agreement.

          (b) Notwithstanding the foregoing, the provisions of Section 5.1 shall not apply to the sale of any Co-Sale Stock to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act.

          (c) This Agreement is subject to, and shall in no manner limit the right which the Company may have to repurchase securities from the Founder pursuant to (i) a stock restriction agreement or other agreement between the Company and the Founder and (ii) any right of first refusal set forth in the Bylaws of the Company.

     5.3 PROHIBITED TRANSFERS.

          (a) In the event that a Founder should Transfer any Co-Sale Stock in contravention of the co-sale rights of each Investor under this Agreement (a "Prohibited Transfer"), each Investor, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Founder shall be bound by the applicable provisions of such option.

          (b) In the event of a Prohibited Transfer, each Investor shall have the right to sell to such Founder the type and number of shares of Common Stock equal to the number of shares each Investor would have been entitled to transfer to the purchaser under Section 5.1(c) hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

               (i) The price per share at which the shares are to be sold to the Founder shall be equal to the price per share paid by the purchaser to such Founder in such Prohibited Transfer. The Founder shall also reimburse each Investor for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor's rights under Section 5.1.

                                      20.

               (ii) Within ninety (90) days after the date on which an Investor received notice of the Prohibited Transfer or otherwise became aware of the Prohibited Transfer, such Investor shall, if exercising the option created hereby, deliver to the Founder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

               (iii) Such Founder shall, upon receipt of the certificate or certificates for the shares to be sold by an Investor, pursuant to this Section 5.3(b), pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 5.3(b)(i), in cash or by other means acceptable to the Investor.

               (iv) Notwithstanding the foregoing, any attempt by a Founder to transfer Co-Sale Stock in violation of Section 5.1 hereof shall be voidable at the option of a majority in interest of the Investors if the Investors do not elect to exercise the put option set forth in this Section 5.3, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of a majority in interest of the Investors.

     5.4 LEGEND.

          (a) Each certificate representing shares of Co-Sale Stock now or hereafter owned by the Founder or issued to any person in connection with a transfer pursuant to Section 5.2(a) hereof shall be endorsed with the following legend:

          "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

          (b) The Founders agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 5.4(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

     5.5 CONDITIONS TO EXERCISE OF RIGHTS. Exercise of the Investors' rights under this Agreement shall be subject to and conditioned upon, and the Founders and the Company shall use their best efforts to assist each Investor in, compliance with applicable laws.

     5.6 TERMINATION OF CO-SALE RIGHTS. All co-sale rights granted under this
Section 5 shall terminate upon the earlier of the closing of a firm commitment underwritten public offering of the Company's Common Stock pursuant to an effective registration statement under the Securities Act or fifteen (15) years from the date hereof.

     5.7 OWNERSHIP. The Founders represent and warrant that each is the sole legal and beneficial owner of those shares of Co-Sale Stock he or she currently holds subject to the

                                      21.

Agreement and that no other person has any interest (other than a community property interest) in such shares.

SECTION 6. MISCELLANEOUS

     6.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

     6.2 SURVIVAL. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

     6.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; PROVIDED, HOWEVER, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

     6.4 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

     6.5 SEVERABILITY. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     6.6 AMENDMENT AND WAIVER.

          (a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company, the holders of at least a majority of the Registrable Securities, and the Founders.

          (b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least a majority of the Registrable Securities.

                                      22.

          (c) Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company to include additional purchasers of Shares as "Investors," "Holders" and parties hereto.

     6.7 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address as such party may designate by ten
(10) days advance written notice to the other parties hereto.

     6.8 ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

     6.9 TERMINATION OF PRIOR RIGHTS AGREEMENT. The Prior Rights Agreement is hereby terminated and shall have no further force or effect.

     6.10 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     6.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


                      [THIS SPACE INTENTIONALLY LEFT BLANK]




                                      23.

     IN WITNESS WHEREOF, the parties hereto have executed this INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.


COMPANY:                           INVESTORS:

HOMESTEAD.COM INCORPORATED         MERITECH CAPITAL PARTNERS L.P.

                                   By: MERITECH CAPITAL ASSOCIATES L.L.C.,
                                   its General Partner

By: /s/ Justin Kitch               By:  MERITECH MANAGEMENT ASSOCIATES L.L.C.,
   --------------------------
   Justin Kitch, President         A Managing Member

                                   By:__________________________________________
                                      Paul S. Madera, a managing member

                                   MERITECH CAPITAL AFFILIATES L.P.

                                   By: MERITECH CAPITAL ASSOCIATES L.L.C.,
                                   its General Partner

                                   By: MERITECH MANAGEMENT ASSOCIATES L.L.C.,
                                   a Managing Member

                                   By:__________________________________________
                                      Paul S. Madera, a managing member

                                   AMERINDO


                                   By:__________________________________________

                                      __________________________________________
                                      Printed Name/Title


                                   THE GOLDMAN SACHS GROUP, INC.


                                   By:__________________________________________

                                      __________________________________________
                                      Printed Name/Title



                    HOMESTEAD. COM INVESTOR RIGHTS AGREEMENT
                                 SIGNATURE PAGE